As filed with the Securities and Exchange Commission on July 29, 2016
___________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
July 29, 2016
______________________

OPPENHEIMER HOLDINGS INC.
(Exact name of registrant as specified in its charter)
_____________________

Commission File Number 1-12043

Delaware	98-0080034
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
85 Broad Street
New York, New York 10004
(Address of principal executive offices) (Zip Code)
(212) 668-8000
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.02. Results of Operations and Financial Condition.

(a)On July 29, 2016, Oppenheimer Holdings Inc. (the “Company”) issued a press release announcing its second quarter 2016 earnings. A copy of the July 29, 2016 press release is furnished as Exhibit 99.1 to this Report and is incorporated herein by reference.

The information contained in this Item 2.02 and the related exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 2.02 or any exhibit related to this Item 2.02 on this Form 8-K shall not be deemed an admission as to the materiality of any information in the referenced items.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. Financial Statements and Exhibits.

(d)Exhibits:

The following exhibit is furnished (not filed) with this Current Report on Form 8-K:

99.1 Oppenheimer Holdings Inc.’s Press Release dated July 29, 2016

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Oppenheimer Holdings Inc.

Date: July 29, 2016 By: /s/ Jeffrey J. Alfano --------------------------------- Jeffrey J. Alfano Chief Financial Officer (Duly Authorized Officer)

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EXHIBIT INDEX

Exhibit
Number         Description

99.1        Oppenheimer Holdings Inc.’s Press Release dated July 29, 2016

4

Exhibit 99.1

Oppenheimer Holdings Inc. Reports Second Quarter 2016
Earnings and Announces Quarterly Dividend

New York, July 29, 2016 – Oppenheimer Holdings Inc. (NYSE: OPY) today reported net income of $5.2 million or $0.39 basic earnings per share for the second quarter of 2016 compared with net income of $295,000 or $0.02 basic earnings per share for the second quarter of 2015. Loss before income taxes from continuing operations was $5.2 million for the second quarter of 2016 compared with loss before income taxes of $1.1 million for the second quarter of 2015. Net income from discontinued operations was $9.3 million for the second quarter of 2016 compared with net income from discontinued operations of $2.1 million for the second quarter of 2015. Revenue from continuing operations for the second quarter of 2016 was $212.1 million compared with revenue from continuing operations of $228.0 million for the second quarter of 2015, a decrease of 7.0%.

Summary Operating Results (Unaudited)
('000s, except Earnings (Loss) Per Share and Book Value Per Share)
	For the 3-Months Ended			For the 6-Months Ended
	6/30/2016	6/30/2015 (2)	% Change	6/30/2016	6/30/2015 (2)	% Change
Revenue	$212,074	$227,959	(7.0)	$427,030	$465,134	(8.2)
Expenses	217,320	229,060	(5.1)	439,616	460,421	(4.5)
Income (Loss) Before Income Taxes	(5,246)	(1,101)	376.5	(12,586)	4,713	*
Income Taxes	(2,627)	400	*	(6,439)	2,555	*
Net Income (Loss) from Continuing Operations	(2,619)	(1,501)	74.5	(6,147)	2,158	*
Net Income from Discontinued Operations	9,330	2,146	334.8	8,949	4,608	94.2
Net Income	6,711	645	940.5	2,802	6,766	(58.6)
Less Net Income Attributable to Non-Controlling Interest	1,523	350	335.1	1,461	752	94.3
Net Income Attributable to Oppenheimer Holdings Inc.	$5,188	$295	1,658.6	$1,341	$6,014	(77.7)

Basic Earnings (Loss) Per Share (1)
Continuing Operations	$(0.20)	$(0.11)	81.8	$(0.46)	$0.16	*
Discontinued Operations	0.59	0.13	353.8	0.56	0.28	100.0
Net Earnings Per Share	$0.39	$0.02	1,850.0	$0.10	$0.44	(77.3)

Diluted Earnings (Loss) Per Share (1)
Continuing Operations	$(0.20)	$(0.11)	81.8	$(0.46)	$0.15	*
Discontinued Operations	0.59	0.13	353.8	0.56	0.27	107.4
Net Earnings Per Share	$0.39	$0.02	1,850.0	$0.10	$0.42	(76.2)

Weighted Average Number of Common Shares Outstanding
Basic	13,367	13,746	(2.8)	13,374	13,725	(2.6)
Diluted	13,367	13,746	(2.8)	13,374	14,342	(6.7)

	As of			As of
	6/30/2016	6/30/2015	% Change	6/30/2016	12/31/2015	% Change
Book Value Per Share	$38.45	$38.68	(0.6)	$38.45	$38.84	(1.0)
Tangible Book Value Per Share	$25.75	$26.34	(2.2)	$25.75	$26.13	(1.5)

(1) Attributable to Oppenheimer Holdings Inc.
(2)	Amounts have been recast for discontinued operations.
* Not comparable

Weak investor confidence and low levels of engagement continued to impact business conditions in the second quarter of 2016. Volatility in the debt and equity markets and low volumes significantly weighed on operating results for the period. The S&P 500 increased 1.9% despite a significant pullback in response to the June 24th "Brexit" vote including a rebound during the final trading days of the quarter. The surprise results of the Brexit vote impacted volatility with the CBOE Volatility Index ("VIX") hitting a high for the quarter of 25.76 on June 24th before declining to 15.63 to close the quarter. Uncertainty around global economic growth, China's economy, Brexit, and the domestic political environment resulted in difficult business conditions during the quarter in both retail transactions and capital markets activity. The 10-year U.S. Treasury yield ended the period at 1.49% down from 2.27% at year end reflecting the continued global economic uncertainty and flight to safety after the Brexit vote, further reducing the likelihood of the Federal Reserve increasing short-term interest rates by year end.

Albert G. Lowenthal, Chairman and CEO, commented, "Operating results for the period continued to reflect the extremely challenging business environment. Market turbulence and economic uncertainty negatively impacted retail client transactions as well as M&A and equity underwriting activities during the period. Despite the ongoing uncertainty, we continue to offer up objective advice to clients, both institutional and retail, in order to aid them in navigating the uncertain pathway of ultra-low interest rates and volatile equity markets. During the quarter, we completed the sale of substantially all of the assets of the Commercial Mortgage Banking business with the balance expected to be liquidated in the upcoming quarter. The business, which we launched over 15 years ago, was a strong contributor to our financial results and I would like to thank Jim Moore, President of the Company's Oppenheimer Multifamily Housing and Healthcare Finance Inc. subsidiary ("OMHHF"), for his leadership and many years of service to that business. The Company will look to redeploy proceeds from the sale of this business to our core businesses of wealth management and institutional and corporate capital market businesses."

Financial Highlights

•
During the second quarter of 2016, the Company recorded a net gain of $14.9 million on the sale of its permanent mortgage loan portfolio including the associated mortgage servicing rights from its Commercial Mortgage Banking business.

•
Commission revenue was $92.6 million for the second quarter of 2016, a decrease of 10.6% compared with $103.6 million for the second quarter of 2015, due to a lower financial adviser headcount and reduced transaction volumes from retail investors during the second quarter of 2016.

•	Advisory fees were $66.1 million for the second quarter of 2016, a decrease of 8.5% compared with $72.2 million for the second quarter of 2015, due to lower client assets under management.

•
Investment banking revenue decreased 34.9% to $18.9 million for the second quarter of 2016 compared with $29.0 million for the second quarter of 2015 due to lower merger and acquisition advisory fees and equity underwriting income during the second quarter of 2016.

•
Principal transactions revenue increased 114.0% to $7.6 million during the second quarter of 2016 compared with $3.5 million for the second quarter of 2015 due primarily to mark-to-market volatility in equities trading and in the valuation allowance for auction rate securities.

Business Segment Results (Unaudited)
('000s)
	For the 3-Months Ended			For the 6-Months Ended
	6/30/2016	6/30/2015	% Change	6/30/2016	6/30/2015	% Change
Revenue
Private Client	$121,358	$133,783	(9.3)	$248,902	$273,715	(9.1)
Asset Management	22,770	25,344	(10.2)	45,744	49,805	(8.2)
Capital Markets	65,524	69,531	(5.8)	126,589	141,697	(10.7)
Corporate/Other	2,422	(699)	*	5,795	(83)	*
	212,074	227,959	(7.0)	427,030	465,134	(8.2)
Income (Loss) Before Income Taxes from Continuing Operations
Private Client	14,345	13,402	7.0	30,662	30,159	1.7
Asset Management	5,703	7,801	(26.9)	12,471	15,687	(20.5)
Capital Markets	4,045	3,623	11.6	(2,753)	10,358	*
Corporate/Other	(29,339)	(25,927)	13.2	(52,966)	(51,491)	2.9
	$(5,246)	$(1,101)	376.5	$(12,586)	$4,713	*

* Not comparable

Private Client

Private Client reported revenue of $121.4 million for the second quarter of 2016, 9.3% lower than the second quarter of 2015, due to lower levels of transaction-based business during the second quarter of 2016. Income before income taxes was $14.3 million for the second quarter of 2016, an increase of 7.0% compared with the second quarter of 2015, due to lower legal and regulatory costs attributed to Private Client during the second quarter of 2016.

•	Client assets under administration were $78.7 billion at both June 30, 2016 and December 31, 2015.

•	Financial adviser headcount was 1,199 at the end of the second quarter of 2016 (1,223 at the end of the first quarter of 2016), down from 1,273 at the end of the second quarter of 2015.

•	Retail commissions were $51.9 million for the second quarter of 2016, a decrease of 17.5% from the second quarter of 2015.

•
Advisory fee revenue on traditional and alternative managed products was $44.5 million for the second quarter of 2016, a decrease of 7.6% over the second quarter of 2015 (see Asset Management below for further information).

•
Fees earned on client cash deposits in the FDIC-insured bank deposit program were $8.4 million during the second quarter of 2016 versus $3.0 million for the second quarter of 2015. The increase was due to higher short-term interest rates as well as to the discontinued offering of retail money market funds to clients and the transfer of these balances into the FDIC-insured bank deposit program during the second quarter of 2015.

Asset Management

Asset Management reported revenue of $22.8 million for the second quarter of 2016, 10.2% lower than the second quarter of 2015. Income before income taxes was $5.7 million for the second quarter of 2016, a decrease of 26.9% compared with the second quarter of 2015.

•
Advisory fee revenue on traditional and alternative managed products was $21.6 million for the second quarter of 2016, a decrease of 10.3% over the second quarter of 2015. Advisory fees are calculated based on the value of client assets under management ("AUM") at the end of the prior quarter which totaled $23.7 billion at March 31, 2016 ($26.6 billion at March 31, 2015) and are allocated to the Private Client and Asset Management business segments.

•
AUM decreased 5.1% to $24.3 billion at June 30, 2016 compared to $25.6 billion at June 30, 2015, which is the basis for advisory fee billings for the third quarter of 2016. The decrease in AUM was comprised of asset depreciation of $0.9 billion and net redemption of assets of $0.4 billion.

Capital Markets

Capital Markets reported revenue of $65.5 million for the second quarter of 2016, 5.8% lower than the second quarter of 2015, primarily due to lower merger and acquisition advisory fees and equity underwriting income during the second quarter of 2016. Income before income taxes was $4.0 million for the second quarter of 2016, an increase of 11.6% compared with income before income taxes of $3.6 million for the second quarter of 2015 due to lower incentive compensation costs during the second quarter of 2016.

•	Institutional equities commissions decreased 2.4% to $26.9 million for the second quarter of 2016 compared with the second quarter of 2015.

•
Advisory fees from investment banking activities decreased 28.8% to $7.2 million in the second quarter of 2016 compared with the prior year quarter due to a decrease in completed mergers and acquisitions activity during the second quarter of 2016.

•
Equity underwriting fees decreased 47.5% to $5.4 million for the second quarter of 2016 compared with the prior year quarter due to a significant decrease in equity underwriting activity during the second quarter of 2016.

•
Revenue from Taxable Fixed Income increased 15.0% to $18.0 million for the second quarter of 2016 compared with the second quarter of 2015 due to increases in debt capital markets activity during the period.

•	Public Finance and Municipal Trading revenue increased 2.8% to $6.1 million for the second quarter of 2016 compared with the second quarter of 2015.

Discontinued Operations

On June 2, 2016, OMHHF entered into a definitive agreement to sell OMHHF’s entire portfolio of permanent mortgage loans (consisting of over 480 permanent loans insured by the U.S. Department of Housing and Urban Development), including the associated mortgage servicing rights, to Walker & Dunlop, LLC. On June 20, 2016, OMHHF completed the transaction for cash consideration of approximately $45.0 million. An amount equal to $1.4 million was withheld from the purchase price until such time as one loan in the mortgage loan portfolio becomes current or is modified. The Company recorded a net gain of $14.9 million related to this transaction. During the second quarter of 2016, the Company also sold its business pipeline of mortgage loans for approximately $1.5 million. The sale of the remainder of OMHHF’s operating assets (of which the Company owns 83.68%), primarily its portfolio of construction mortgage loans including the associated servicing rights, is expected to be completed in the next reporting period at which time the Company intends to substantially complete the wind down of the OMHHF business.

The following table is a summary of revenue and expenses from discontinued operations for the three and six months ended June 30, 2016 and 2015:

	For the 3-Months Ended		For the 6-Months Ended
(Expressed in thousands)	6/30/2016	6/30/2015	6/30/2016	6/30/2015
Revenue
Interest	$472	$717	$809	$1,049
Principal transactions, net	(1,541)	(1,831)	(6,628)	8,226
Other *	18,986	12,082	27,474	10,079
Total revenue	17,917	10,968	21,655	19,354
Expenses
Compensation and related expenses	735	4,409	3,652	6,676
Communications and technology	59	100	161	196
Occupancy and equipment costs	286	74	362	150
Interest	159	399	380	540
Other	1,312	2,255	2,391	4,024
Total expenses	2,551	7,237	6,946	11,586
Income before income taxes	15,366	3,731	14,709	7,768
Income taxes	6,036	1,585	5,760	3,160
Net income from discontinued operations	$9,330	$2,146	$8,949	$4,608

*	Includes net gain of $14.9 million on the sale of portfolio of permanent mortgage loans including the associated mortgage servicing rights during the three-month period ended June 30, 2016.

Compensation and Related Expenses

Compensation and related expenses (including salaries, production and incentive compensation, share-based compensation, deferred compensation, and other benefit-related items) totaled $141.7 million during the second quarter of 2016, a decrease of 7.9% compared to the second quarter of 2015. The decrease was due to lower production, incentive, and share-based compensation expenses during the second quarter of 2016. Compensation and related expenses as a percentage of revenue was 66.8% during the second quarter of 2016 compared to 67.5% during the second quarter of 2015.

Non-Compensation Expenses

Non-compensation expenses were $75.6 million during the second quarter of 2016, roughly flat compared to the same period in 2015, as higher communications and technology costs were offset by lower occupancy and equipment costs during the second quarter of 2016.

Income Taxes

The effective income tax rate from continuing operations for the second quarter of 2016 was 50.1% (benefit) compared with 36.3% (expense) for the second quarter of 2015. The elevated income tax benefit during the second quarter of 2016 was primarily due to book-to-tax return adjustments recorded during the period partially offset by non-deductible regulatory charges. The effective income tax rate from continuing operations for the second quarter of 2015 was negatively impacted due to increases in reserves taken on tax positions, non-deductible regulatory charges, as well as lower operating results of the international businesses (which benefit from lower tax rates) and by the size of these factors relative to loss before income taxes.

Balance Sheet and Liquidity

•	At June 30, 2016, total equity was $522.1 million compared with $525.1 million at December 31, 2015.

•	At June 30, 2016, book value per share was $38.45 (compared with $38.84 at December 31, 2015) and tangible book value per share was $25.75 (compared with $26.13 at December 31, 2015).

•
The Company’s level 3 assets, primarily auction rate securities, were $103.6 million at June 30, 2016 (compared with $96.2 million at December 31, 2015). The increase in level 3 assets was primarily due to increases in auction rate securities and interest rate lock commitments.

Dividend Announcement

The Company today announced a quarterly dividend in the amount of $0.11 per share payable on August 26, 2016 to holders of Class A non-voting and Class B voting common stock of record on August 12, 2016.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that provides a wide range of financial services including retail securities brokerage, institutional sales and trading, investment banking (both corporate and public finance), research, market-making, trust, and investment management. With roots tracing back to 1881, the firm is headquartered in New York and has 94 offices in 24 states and 5 foreign jurisdictions.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Oppenheimer Holdings Inc.
Consolidated Income Statement (unaudited)
('000s, except EPS)
	For the 3-Months Ended			For the 6-Months Ended
	6/30/2016	6/30/2015	% Change	6/30/2016	6/30/2015	% Change
REVENUE
Commissions	$92,591	$103,556	(10.6)	$196,424	$213,251	(7.9)
Advisory fees	66,104	72,243	(8.5)	132,130	143,209	(7.7)
Investment banking	18,881	29,020	(34.9)	31,264	56,325	(44.5)
Interest	12,007	11,313	6.1	25,049	22,016	13.8
Principal transactions, net	7,577	3,541	114.0	14,195	12,038	17.9
Other	14,914	8,286	80.0	27,968	18,295	52.9
Total revenue	212,074	227,959	(7.0)	427,030	465,134	(8.2)
EXPENSES
Compensation and related expenses	141,721	153,805	(7.9)	290,216	314,629	(7.8)
Communications and technology	17,638	16,307	8.2	35,318	33,379	5.8
Occupancy and equipment costs	14,984	15,911	(5.8)	29,887	31,612	(5.5)
Clearing and exchange fees	6,199	6,231	(0.5)	13,120	12,633	3.9
Interest	4,972	4,105	21.1	9,839	7,875	24.9
Other	31,806	32,701	(2.7)	61,236	60,293	1.6
Total expenses	217,320	229,060	(5.1)	439,616	460,421	(4.5)
Income (loss) before income taxes	(5,246)	(1,101)	376.5	(12,586)	4,713	*
Income taxes	(2,627)	400	*	(6,439)	2,555	*
Net income (loss) from continuing operations	(2,619)	(1,501)	74.5	(6,147)	2,158	*

Discontinued operations
Income from discontinued operations	15,366	3,731	311.8	14,709	7,768	89.4
Income taxes	6,036	1,585	280.8	5,760	3,160	82.3
Net income from discontinued operations	9,330	2,146	334.8	8,949	4,608	94.2

Net income	6,711	645	940.5	2,802	6,766	(58.6)
Less net income attributable to non-controlling interest, net of tax	1,523	350	335.1	1,461	752	94.3
Net income attributable to Oppenheimer Holdings Inc.	$5,188	$295	1,658.6	$1,341	$6,014	(77.7)

Basic earnings (loss) per share attributable to Oppenheimer Holdings Inc.
Continuing operations	$(0.20)	$(0.11)	81.8	$(0.46)	$0.16	*
Discontinued operations	0.59	0.13	353.8	0.56	0.28	100.0
Net earnings per share attributable to Oppenheimer Holdings Inc.	$0.39	$0.02	1,850.0	$0.10	$0.44	(77.3)
Diluted earnings (loss) per share attributable to Oppenheimer Holdings Inc.
Continuing operations	$(0.20)	$(0.11)	81.8	$(0.46)	$0.15	*
Discontinued operations	0.59	0.13	353.8	0.56	0.27	107.4
Net earnings per share attributable to Oppenheimer Holdings Inc.	$0.39	$0.02	1,850.0	$0.10	$0.42	(76.2)
Weighted Average Number of Common Shares Outstanding
Basic	13,367	13,746	(2.8)	13,374	13,725	(2.6)
Diluted	13,367	13,746	(2.8)	13,374	14,342	(6.7)

* Not comparable